Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

January 28, 2014

CONTACT:	Chad Daffer or Andy Grier
800/283-2357

AMERICA FIRST MULTIFAMILY INVESTORS, L.P.

ANNOUNCES PRICING OF ITS UPSIZED UNDERWRITTEN PUBLIC OFFERING OF SHARES REPRESENTING ASSIGNED LIMITED PARTNERSHIP INTERESTS

Omaha, NE – January 28, 2014 - America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Company”) announced the pricing of an underwritten public offering of 8,000,000 shares representing assigned limited partnership interests at $5.95 per share, raising approximately $44.7 million in net proceeds for the Company after payment of underwriting discounts and commissions. The offering was upsized from the previously announced public offering amount of 7,000,000 shares. The Company has granted the underwriters a 30-day option to purchase up to 1,200,000 additional shares at the same price per share in order to cover over-allotments, if any.

The Company intends to utilize the net proceeds from the offering to acquire additional mortgage revenue bonds and other investments meeting its investment criteria and for general working capital needs.

Deutsche Bank Securities Inc. is the lead book-running manager for the offering and Oppenheimer & Co. is the co-book-running manager. BB&T Capital Markets, a division of BB&T Securities, LLC, is the lead manager for the offering, and Aegis Capital Corp., National Securities Corporation and Loop Capital Markets, LLC are the co-managers.

A registration statement on Form S-3 relating to the offered securities was previously declared effective by the Securities and Exchange Commission. The offering is being made only by means of a prospectus supplement and accompanying base prospectus. Copies of the prospectus supplement and base prospectus relating to these securities may be obtained, when available, from Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, Email: prospectus.cpdg@db.com, Telephone: (800) 503-4611, or from Oppenheimer & Co., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, New York 10004, Phone (212) 667-8563, Fax (212) 667-6141, or EquityProspectus@opco.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering may be made only by means of a prospectus and related prospectus supplement.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing of multifamily residential apartments. The Company is pursuing a business strategy of acquiring additional mortgage revenue bonds on a leveraged basis in order to: (i) increase the amount of interest available for distribution to its investors; (ii) reduce risk through asset diversification and interest rate hedging; (iii) achieve economies of scale; and (iv) provide cash distributions that the Company believes are substantially exempt from federal income tax. The Company believes and expects that the interest paid on these mortgage revenue bonds will be excludable from gross income for federal income tax purposes. The Company seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and investments it expects and believes to be tax-exempt, taking advantage of attractive financing structures available in the municipal securities market and entering into interest rate risk management instruments. America First Multifamily Investors, L.P. press releases are available on the World Wide Web at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” including statements related to the offering and the expected use of the net proceeds, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Company with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.